Exhibit 10.33
INDEMNIFICATION AGREEMENT
     This INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of May [_], 2006 between Golfsmith International Holdings, Inc., a Delaware corporation (the “Company”), and [                                        ] (collectively with such person’s heirs, executors, administrators and other personal representatives, the “Indemnitee”), an officer, director or senior management of the Company.
     WHEREAS, the Board of Directors has concluded that the Company’s executive officers, directors and certain senior management should be provided with reasonable and appropriate protection against inordinate risks in order to ensure that the most capable persons will be attracted to such positions; and, therefore, has determined to contractually obligate itself to indemnify in a reasonable and adequate manner its officers, directors and certain senior management, and to assume for itself liability for expenses and damages in connection with claims lodged against such persons as a result of their service to the Company;
     WHEREAS, applicable law empowers corporations to indemnify a person who serves as a director, officer, employee or agent of a corporation or a person who serves at the request of a corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise;
     WHEREAS, the parties believe it appropriate to memorialize and reaffirm the Company’s indemnification obligations to Indemnitee and, in addition, to set forth the agreements contained herein; and
     WHEREAS, this Agreement is a supplement to and in furtherance of the Amended and Restated Bylaws (“Bylaws”) and the Second Amended and Restated Certificate of Incorporation (the “Certificate”) of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:
     1. Indemnification. Indemnitee shall be indemnified and held harmless by the Company against Liabilities (as hereinafter defined) and Expenses (as hereinafter defined) incurred in connection with any actual or threatened Proceeding (as hereinafter defined) to the fullest extent permitted by the Company’s Certificate, Bylaws and the General Corporation Law of the State of Delaware (“Delaware Law”) as in effect on the date hereof and to such greater extent as Delaware Law may hereafter from time to time permit.
     “Liabilities” includes, without limitation, liabilities of any type including judgments, penalties, fines and amounts paid in settlement of any proceeding. “Expenses” means all attorneys’ fees and expenses, retainers, court costs, transcript costs, duplicating costs, fees of experts, fees of witnesses, travel expenses, printing and binding costs, telephone charges, postage and delivery fees, service fees, all other costs and expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding, and per diem payments to Indemnitee in an amount equal to the last annual salary or the last annual salary payable under any employment agreement between the Company and Indemnitee divided by 365 for each day spent by Indemnitee in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding. “Proceeding” includes, without limitation, any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened or contemplated proceeding, whether civil, criminal, administrative or investigative, whether by a third party, by or in the right of the Company or by Indemnitee to enforce any rights under this Agreement or otherwise against the Company or its affiliates, in each case by reason of the fact that Indemnitee is, was or at any time becomes a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
     2. Advancement of Expenses. Expenses (including attorneys’ fees) incurred by Indemnitee prior to and during Indemnitee’s defense of any Proceeding for which Indemnitee may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company hereunder.
     3. Exceptions to Indemnification. Notwithstanding the foregoing, no Liabilities or Expenses pursuant to Sections 1 or 2 shall be paid by the Company:
a.	on account of any Proceeding in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statutory or common law;

b.	on account of Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct;

c.	on account of Indemnitee’s conduct which is finally adjudged to have constituted a breach of Indemnitee’s duty of loyalty to the Company or resulted in any personal profit or advantage to which Indemnitee was not legally entitled;

d.	for which payment is actually made to Indemnitee under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreements;

e.	if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; or

f.	in connection with any proceeding (or part thereof) initiated by Indemnitee, or any proceeding by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under applicable law, or (iv) the proceeding is initiated pursuant to Section 4 of this Agreement.
     4. Failure To Indemnify.
a.	If a claim for Liabilities or Expenses under this Agreement, under any statute, or under any provision of the Certificate or Bylaws providing for indemnification, is not paid in full by the Company within 45 days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, Indemnitee shall also be entitled to be paid for Indemnitee’s reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with successfully establishing, in whole or in part, the right to indemnification.
b.	It shall be a defense to any such claim (other than a claim brought to enforce a claim for Expenses incurred in connection with any Proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under the Delaware Law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company and Indemnitee shall be entitled to receive interim payments of Expenses pursuant to Section 2 of this Agreement unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. In the event of such an adjudication, Indemnitee agrees to reimburse the Company for all Expenses paid by the Company in defending any Proceeding against Indemnitee.
     5. Notification and Defense of Proceeding.
a.	Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof.
b.	To the extent that it may wish, the Company shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense thereof, the Company shall not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his or her own counsel in such Proceeding but the Expenses associated with the employment of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there is reasonably likely to be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such Proceeding or (iii) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the Expenses of Indemnitee’s separate counsel shall be at the expense of the Company. the Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in (ii) above; and
c.	The Company shall not be liable to indemnify Indemnitee for any amounts paid in settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Company shall be permitted to settle any Proceeding except that it shall not settle any Proceeding in any manner which would impose any penalty, out-of-pocket liability, or limitation on Indemnitee without Indemnitee’s written consent.
     6. Certain Agreements of Indemnitee. Without derogating from the provisions of Section 5 of this Agreement, Indemnitee agrees (i) to do all things reasonably requested by the Board of Directors of the Company to enable the Company to coordinate Indemnitee’s defense with, if applicable, the Company’s defense, provided, however, that Indemnitee shall not be required to take any action that would in any way prejudice his or her defense or waive any defense or position available to him or her in connection with any Proceeding; (ii) to do all things reasonably requested by the Board of Directors of the Company to subrogate to the Company any rights of recovery (including rights to insurance or indemnification from persons other than the Company) which Indemnitee may have with respect to any Proceeding; (iii) to be represented in any Proceeding by a law firm mutually acceptable to the Company and Indemnitee; and (iv) to cooperate with the Company and its counsel and maintain any confidences revealed to him or her by the Company in connection with the Company’s defense of any Proceeding (and the Company agrees to cooperate with Indemnitee and his or her counsel and maintain any confidences revealed to it by Indemnitee in connection with Indemnitee’s defense of any Proceeding).
     7. Contribution. If the indemnification provided for hereunder is unavailable and may not be paid to Indemnitee for any reason other than those set forth in Section 2, then in respect of any Proceeding in which the Company is or is alleged to be jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of any Liabilities and Expense paid or payable by Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and Indemnitee on the other hand from the transaction from which such Proceeding arose, and (ii) the relative fault of the Company on the one hand and of Indemnitee on the other hand in connection with the events which resulted in such Expenses and Liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of Indemnitee on the other shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses and Liabilities. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.
     8. Successors. This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto. Neither this Agreement nor any of the benefits hereof shall be assigned by either party without the prior written consent of the other party, and assignment of such benefits without such consent shall be null and void; provided, however, that this Agreement and the benefits and obligations hereunder may be assigned by the Company, without any consent requirement, to any person acquiring the Company by merger, acquisition of capital stock or otherwise, or acquisition of all or substantially all of the assets of the Company.
     9. Contract Rights Not Exclusive. The contract rights conferred by this Agreement shall be in addition to, but not exclusive of, any other right which Indemnitee may have or may hereafter acquire under any statute, provision of the Certificate or Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.
     10. Severability. Should any provision or paragraph of this Agreement, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions, paragraphs and clauses of this Agreement shall remain fully enforceable and binding on the parties.
     11. Choice Of Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware (without regard to its conflict of laws rules).
     12. Continuation Of Indemnification. The indemnification under this Agreement shall continue as to Indemnitee even though he or she may have ceased to be a director, officer or management of the Company, so long as, the indemnification is for any Proceedings arising by reason of providing services as a director, officer or management of the Company. The Company acknowledges that, in providing services to the Company, Indemnitee is relying on this Agreement. Accordingly, the Company agrees that its obligations hereunder shall survive (i) any actual or purported termination of this Agreement by the Company or its successors or assigns whether by operation of law or otherwise, (ii) any change in the Company’s certificate of incorporation or by-laws, and (iii) termination of the Indemnitee’s services to the Company (whether such services were terminated by the Company or the Indemnitee), whether or not a Proceeding is threatened or commenced before or after the actual or purported termination of this Agreement, change in the certificate of incorporation or by-laws or termination of Indemnitee’s services.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

By:

Name:
Title:

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By:

Name:
Title: